UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 20, 2012

UNITED FINANCIAL BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-52947	74-3242562
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

95 Elm Street, West Springfield, Massachusetts		01089
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (413) 787-1700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On December 20, 2012, the Board of Directors of United Bank (the “Bank”), a wholly-owned subsidiary of United Financial Bancorp, Inc. (the “Company”), voted to terminate the Bank’s Employee Stock Ownership Plan (the “ESOP”) effective December 31, 2012. Prior to the termination of the ESOP, the Bank made 2012 loan payments totaling $1.0 million, which resulted in the release of approximately 72,000 shares from the ESOP suspense account. These shares are expected to be allocated to participants during the first quarter of 2013. Following the release of such shares, the ESOP holds 1,402,128 shares, or 6.74% of the Company’s total outstanding shares of common stock, of which 1,021,504 shares are unallocated. In connection with the termination of the ESOP, the ESOP Trustee will transfer approximately 684,000 shares to the Company to satisfy the ESOP loan in full. Upon such transfer, the 684,000 shares will be treated as treasury stock, while the remaining 265,000 unallocated shares in the ESOP will be treated as outstanding for earnings per share calculations. Upon receipt of a favorable determination letter from the Internal Revenue Service, participants as of December 31, 2012 will receive the approximately 265,000 unallocated shares remaining in the ESOP after factoring in the shares that were tendered by the ESOP Trustee to pay off the balance of the ESOP loan and the shares released as a result of the loan payment described above.

The termination of the ESOP will be accretive to earnings for each of the years in the twelve- and fifteen-year periods remaining on the remaining ESOP loan terms. The transaction will result in an after tax charge of approximately $2.4 million ($4.1 million pretax) or $0.12 per diluted share in the quarter ending December 31, 2012 in connection with the termination of the ESOP. For 2013, the ESOP termination will result in an increase of approximately $0.03 in diluted earnings per share.

The termination of the ESOP will not have a negative impact on stockholders’ equity primarily because of the elimination of the contra-equity account created at the time the ESOP was established and due to increases in additional paid-in capital.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

UNITED FINANCIAL BANCORP, INC.

DATE: December 27, 2012	By:	/s/ Mark A. Roberts
Mark A. Roberts
Executive Vice President and Chief Financial Officer